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                                                                 Exhibit 3.1(i)
                             AMENDED AND RESTATED
                         ARTICLES OF INCORPORATION OF
                             PURCHASEPRO.COM, INC.

   We the undersigned President and Secretary of PurchasePro.com, Inc. do hereby certify that:

  1.The Articles of Incorporation of said corporation are amended and restated to read in full as follows:

       FIRST: The name of the corporation is PurchasePro.com, Inc. (hereinafter, the "Corporation").

       SECOND: The authorized capital stock of the Corporation shall consist of a total of Forty Five Million (45,000,000) shares of stock which are divided into classes and which have such designations, preferences, limitations and relative rights as follows:

       A. Forty million (40,000,000) shares of common stock with a par value of $.01 per share, designated as "Common Stock."

       B. Five million (5,000,000) shares of preferred stock of $.001 par value, designated as "Preferred Stock." The Board of Directors is vested with the authority to authorize by resolution from time to time the issuance of the Preferred Shares in one or more series, and to prescribe the number of Preferred Shares within each such series and the voting powers, designations, preferences, limitations, restrictions and relative rights of each such series, including preferences and relative rights that may be superior to the Common Shares.

       THIRD: The governing board of this Corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this Corporation.

       A. The Board of Directors shall be divided into three classes, each class to serve for a term of three years and to be as nearly equal in number as possible. The term of office of the first, second and third classes of directors shall expire at the 2000, 2001 and 2002 annual meetings of stockholders, respectively. The number and classification of directors shall be as set forth in the bylaws of this Corporation.

       B. At all elections of directors of the Corporation, all holders of Common Stock are entitled to as many votes as equal the number of their shares of Common Stock multiplied by the number of directors to be elected, and they may cast all of their votes for a single nominee or may distribute the votes among the nominees to be voted for any two or more of them, as they see fit.

       FOURTH: The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. No action required or permitted to be taken by the stockholders of the Corporation may be taken by written consent.

       A. Any action required or permitted to be taken by the stockholders that causes the acquisition of this Corporation by another entity or entities by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this Corporation, or the sale, transfer or lease (other than a pledge or grant of a security interest to a bona fide lender) of all or substantially all of the assets of the Corporation shall be taken only upon the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the shares of the Corporation issued and outstanding entitled to vote thereon.

       B. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter or repeal these Articles of Incorporation.


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       FIFTH: To the fullest extent permitted by Chapter 78 of the Nevada
  Revised Statutes as the same exists or may hereafter be amended, an officer or director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages due to breach of fiduciary duty as such officer or director.

       SIXTH: The Corporation is authorized to provide indemnification of agents for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by law, subject to any limits on such excess indemnification as set fourth therein.

   2. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors.

   3. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of stockholders in accordance with sections
78.390 and 78.403 of the Nevada Revised Statutes. The total number of outstanding shares of Common Stock of the Corporation is 8,566,198, of which 4,633,000 have voted in favor of the Amended and Restated Articles of Incorporation. The total number of outstanding shares of Series A Preferred Stock of the Corporation is 2,100,000, of which 1,340,000 have voted in favor of the Amended and Restated Articles of Incorporation. The total number of outstanding shares of Series B Preferred Stock of the Corporation is 3,300,000, of which 1,785,714 have voted in favor of the Amended and Restated Articles of Incorporation. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required under the law and the Articles of Incorporation in effect at the time of this amendment was more than fifty percent (50%) of the outstanding Common Stock and more than fifty percent (50%) of the outstanding Preferred Stock, each voting separately as a class. Upon the consummation of the Corporation's initial public offering of its Common Stock, all outstanding shares of Preferred Stock are automatically converted into Common Stock and no shares of Preferred Stock remain outstanding.

                                                 /s/ Christopher P. Carton
                                           _____________________________________
                                                   Christopher P. Carton
                                                         President

                                                 /s/ Christopher P. Carton
                                           _____________________________________
                                                   Christopher P. Carton
                                                         Secretary

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